Exhibit 5.1

Bitdeer Technologies Group	D +852 3656 6054 / +852 3656 6073
E nathan.powell@ogier.com
rachel.huang@ogier.com

Reference: NMP/RYH/181962.00002

3 January 2025

Dear Sirs

Bitdeer Technologies Group (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in connection with the offering and sale of up to US$1,000,000,000 of the class A ordinary shares of a par value of US$0.0000001 each of the Company (the Ordinary Shares) under the At Market Issuance Sales Agreement among the Company and Barclays Capital Inc., Cantor Fitzgerald & Co., A.G.P./Alliance Global Partners, The Benchmark Company, LLC, BTIG, LLC, StockBlock Securities LLC, Keefe, Bruyette & Woods, Inc., Needham & Company, LLC, Northland Securities, Inc., Rosenblatt Securities Inc. and Roth Capital Partners, LLC dated 3 January 2025 (the Sales Agreement) and the Company’s registration statement on Form F-3 dated 18 December 2024 (the Registration Statement) filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933 (the Act), as amended, the prospectus contained therein, and the prospectus supplement dated 3 January 2025, forming a part of such prospectus (the Prospectus Supplement). We are furnishing this opinion as Exhibit 5.1 to the Company’s current report on Form 6-K to be furnished to the Commission on 3 January 2025 (the Form 6-K).

No opinion is expressed herein as to any matter pertaining to the contents of the Form 6-K and the Registration Statement other than as expressly stated herein with respect to the issue of the Ordinary Shares.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Joanne Collett Dennis Li	Florence Chan* Lin Han† Cecilia Li** Rachel Huang** Yuki Yan** Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand † admitted in New York ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the documents set forth in Schedule 1 (the Documents). In addition, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar of Companies of the Cayman Islands (the Registrar).

Issuance of Shares

(b)	The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement and the Sales Agreement have been duly authorised and, when issued by the Company upon:

(i)
payment in full of the consideration as set out in the Registration Statement and the Sales Agreement and in accordance with the terms set out in the Registration Statement and the Sales Agreement and in accordance with the Memorandum and Articles; and

(ii)	the entry of those Ordinary Shares as fully paid on the register of members of the Company, shall be validly issued, fully paid and non-assessable.

4	Matters not covered

We offer no opinion:

(a)
as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)
except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Documents (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Documents and any other agreements into which the Company may have entered or any other documents; or

(c)
as to whether the acceptance, execution or performance of the Company’s obligations under the Documents will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1
We hereby consent to the filing of this opinion as an exhibit to the Form 6-K. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the Rules and Regulations of the Commission thereunder.

6.2
With the exception of your professional advisers (acting only in that capacity), this opinion may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Act, without our prior written consent.

Yours faithfully

/s/ Ogier
Ogier

SCHEDULE 1

Documents examined

Corporate and other documents

1	The certificate of incorporation of the Company dated 8 December 2021 issued by the Registrar.

2
The amended and restated memorandum and articles of association of the Company adopted by a special resolution passed on 8 March 2023 and effective at the Acquisition Merger Effective Time (as defined therein) and filed with the Registrar on 13 April 2023 and the written resolutions by all the directors of the Company passed on 9 June 2023 and filed with the Registrar on 9 June 2023 (together, the Memorandum and Articles).

3	A certificate of good standing dated 30 October 2024 (the Good Standing Certificate) issued by the Registrar in respect of the Company.

4	The register of directors and officers of the Company dated 1 March 2024 (the Register).

5	A certificate from a director of the Company dated 3 January 2025 as to certain matters of facts (the Director's Certificate).

6	The Register of Writs at the office of the Clerk of Courts in the Cayman Islands as inspected by us on 3 January 2025 (the Register of Writs).

7	A search on the Cayman Online Registry Information Service conducted against the Company at the Registrar on 2 January 2025 (the CORIS Search).

8	The unanimous written resolutions of the board of directors of the Company passed on 15 March 2024.

9	The unanimous written resolutions of the board of directors of the Company passed on 9 December 2024.

10	The unanimous written resolutions of the board of directors of the Company passed on 3 January 2025 (together with items 8 and 9 above, the Board Resolutions).

11	The Sales Agreement.

12	The Registration Statement.

13	The Prospectus Supplement.

14	The Form 6-K.

SCHEDULE 2

Assumptions

Assumptions of general application

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Good Standing Certificate, the Memorandum and Articles, the Register and the Director's Certificate examined by us is accurate and complete as at the date of this opinion.

5
Where any document has been provided to us in draft or undated form, that document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a document marked to show changes from a previous draft, all such changes have been accurately marked.

6
The CORIS Search (as defined in Schedule 1) which we have examined is accurate and that the information disclosed by the CORIS Search is true and complete and that such information has not since been altered.

7
The copy of each Document is true and correct copy and each Document conforms in every material respect to the latest drafts of the same produced to us and, where a Document has been provided to us in successive drafts marked-up to indicate changes to such document, all such changes have been so indicated.

Status, authorisation and execution

8
Each of the parties to the Documents other than the Company is duly incorporated, formed or organised (as applicable), validly existing and in good standing under all relevant laws. Any individuals who are parties to the Documents, or who sign or have signed documents or give information on which we rely, have the legal capacity under all relevant laws (including the laws of the Cayman Islands) to enter into and perform their obligations under such Documents, sign such documents and give such information.

9
In authorising the execution and delivery of the Documents by the Company, the exercise of its rights and performance of its obligations under such documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

10
The Board Resolutions (as defined in Schedule 1) remain in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Documents and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Board Resolutions.

11
Neither the directors nor the shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver or restructuring officer has been appointed over any of the Company’s property or assets.

12
The Company has obtained, or will obtain prior to execution, all consents, licences, approvals and authorizations of any governmental or regulatory authority or agency or of any other person that it is required to obtain pursuant to the laws of all relevant jurisdictions (other than those of the Cayman Islands) to ensure the legality, validity, enforceability, proper performance and admissibility in evidence of the Documents. Any conditions to which such consents, licences, approvals and authorizations are subject have been, and will continue to be, satisfied or waived by the parties entitled to the benefit of them.

Enforceability

13
None of the opinions expressed herein will be adversely affected by the laws or public policies of any jurisdiction other than the Cayman Islands.  In particular, but without limitation to the previous sentence:

(a)	the laws or public policies of any jurisdiction other than the Cayman Islands will not adversely affect the capacity or authority of the Company; and

(b)
neither the execution or delivery of the Documents nor the exercise by any party to the  Documents of its rights or the performance of its obligations under them contravene those laws or public policies.

14
There are no agreements, documents or arrangements (other than the documents expressly referred to in this opinion as having been examined by us) that materially affect or modify the Documents or the transactions contemplated by them or restrict the powers and authority of the Company in any way from entering into and performing its obligations under a duly authorised, executed and delivered Documents.

15
None of the transactions contemplated by Documents relate to any partnership interests, shares, voting rights in a Cayman Islands company, limited liability company, limited liability partnership, limited partnership, foundation company, exempted limited partnership, or any other person that may be prescribed in regulations from time to time (a Legal Person) or to the ultimate effective control over the management of a Legal Person that are subject to a restrictions notice issued pursuant to the Beneficial Ownership Transparency Act (Revised) of the Cayman Islands.

16
The applicable Documents will be governed by and construed in accordance with the laws of New York and will be legal, valid, binding and enforceable against all relevant parties in accordance with its terms under the laws of New York and all other relevant laws. If an obligation is to be performed in a jurisdiction outside the Cayman Islands, its performance will not be contrary to an official directive, impossible or illegal under the laws of that jurisdiction.

17
The choice of the laws of the State of New York as the governing law of the Documents has, or will have, been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the laws of the State of New York and all other relevant laws (other than the laws of the Cayman Islands).

18	There is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

Share Issuance

19
The issue of the Ordinary Shares at the time of issuance, whether as principal issue or on the conversion, exchange or exercise of any Documents, would not result in the Company exceeding its authorised share capital; and upon the issue of any Ordinary Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof and that such issuance will be duly registered, and will continue to be registered, in the Company's register of members.

20
Valid entry has been made in the register of members of the Company reflecting the issuance of the Ordinary Shares, in each case in accordance with the Memorandum and Articles of Association and the Companies Act (Revised) of the Cayman Islands (the Companies Act).

21
No monies paid to or for the account of any party in respect of the Ordinary Shares under the Documents represent, or will represent, criminal property or terrorist property (as defined in the Proceeds of Crime Act (Revised), and the Terrorism Act (Revised) respectively) and none of the parties to the Documents is acting or will act in relation to the transactions contemplated by such documents, in a manner inconsistent with sanctions imposed by Cayman Islands authorities, or United Nations or United Kingdom sanctions or measures extended by statutory instrument to the Cayman Islands by orders of His Majesty in Council.

22	No invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for the Ordinary Shares.

Register of Writs

23
The Register of Writs constitutes a complete and accurate record of the proceedings affecting the Company before the Grand Court of the Cayman Islands as at the time we conducted our investigation of such register.

SCHEDULE 3

Qualifications

Good Standing

1
Under the Companies Act, annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

2
In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar.  We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

Limited liability

3
We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company.  Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands.  Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder.  In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

Register of members

4
Under the Companies Act, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Non-Assessable

5
In this opinion, the phrase “non-assessable” means, with respect to the Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Register of Writs

6	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made).  Furthermore, we have not conducted a search of the summary court.  Claims in the summary court are limited to a maximum of CI $20,000.